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                                                                     Exhibit 5.1





                               PALMER & DODGE LLP
                   111 HUNTINGTON AVENUE AT PRUDENTIAL CENTER
                              BOSTON, MA -2199-7613





TELEPHONE:  (617)239-0100                             FACSIMILE:  (617) 227-4420


                                  July 31, 2002


Dyax Corp.
300 Technology Square
Cambridge, MA  02139

Ladies and Gentlemen:

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Dyax Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 102,200 shares (the "Shares") of the Company's Common Stock, $0.01 par value, that may be offered from time to time pursuant to the provisions of the Company's 1998 Employee Stock Purchase Plan (the "Plan").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                                     Very truly yours,



                                                     /s/ PALMER & DODGE LLP